Exhibit 99.1

FOR IMMEDIATE RELEASE

NextGen Acquisition Corp. II Announces Pricing of

$350 Million Initial Public Offering

BOCA RATON, FL, March 22, 2021 — NextGen Acquisition Corp. II (the “Company”) announced today that it priced its initial public offering of 35,000,000 units at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “NGCAU” beginning March 23, 2021. Each unit consists of one Class A ordinary share and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “ NGCA” and “NGCAW,” respectively. The offering is expected to close on March 25, 2021, subject to customary closing conditions.

NextGen Acquisition Corp. II was founded by George N. Mattson and Gregory L. Summe. The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on the industrial, technology, and healthcare sectors.

Goldman Sachs and Credit Suisse are acting as joint book-running managers. The Company has granted the underwriters a 45-day option to purchase up to an additional 5,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Goldman Sachs, Attn: Prospectus Department, 100 Burma Road, Jersey City, NJ 07305, Telephone: 1-201-793-5170, Email: prospectus-ny@ny.email.gs.com, and Credit Suisse (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

A registration statement relating to the securities became effective on March 22, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

NextGen Acquisition Corp. II

Info@NextGenAcq.com